Exhibit 99.1

        ADIC Reports Third Quarter Sales of $110.0 Million and
             Loss of $1.3 Million, or Two Cents Per Share

    REDMOND, Wash.--(BUSINESS WIRE)--Aug. 12, 2004--

               Q3 Operating Cash Flow is $12.6 million;
                 Stock Repurchase Totals $9.5 Million

    Advanced Digital Information Corporation (Nasdaq:ADIC) today announced sales for the third quarter ending July 31, 2004 grew just under two percent to $110.0 million versus $108.3 million in the third quarter of fiscal 2003. The Company also reported a loss of $1.3 million, or two cents per share, versus a profit of $2.6 million, or four cents per share, during the same period last year. Sequentially, sales were down one percent from $111.1 million reported in the immediately preceding quarter. These results were approximately in line with expectations described at the beginning of the third quarter and at the high end of the sales range announced on August 2.
    "Positive customer feedback regarding the acceptance of new products, potential growth in our newest sales channels and typical fourth quarter seasonal trends cause us to continue to expect full-year fiscal 2004 sales to grow at a rate in the high single digits," according to Chair and CEO Peter van Oppen.
    During the third quarter, ADIC and EMC Corporation jointly announced that EMC will resell ADIC Scalar(R) tape libraries to expand its industry-leading information lifecycle management portfolio, and ADIC will resell EMC CLARiiON(R) CX networked storage as part of its Pathlight VX(R) virtual tape solution. Products from ADIC and EMC related to this agreement are now shipping to end customers.
    "ADIC is continuing to build its global presence as a provider of enterprise-class storage solutions," van Oppen said. "We plan to do more than simply outperform our peers. We expect our new products, existing OEM partners and new EMC partnership will further establish us as a leader in providing innovative, enterprise-class hardware and data-management software products incorporating both disk and tape. This scale of ambition takes patience and long-term financial commitment, both of which we have."
    Although reporting a small loss for the third quarter, the Company noted nine-month cash flow from operations was $24.2 million. Subtracting previously reported six-month cash flow from operations indicates third quarter cash flow from operations was $12.6 million. Total cash and marketable securities, net of all debt, increased to $225.6 million from $224.3 million at the end of the second quarter. This increase occurred despite the previously announced repurchase of approximately one million shares during the quarter at an average price of $9.38 per share, according to the Company.
    Gross profit as a percentage of sales dropped to 27 percent compared with 30 percent in the third quarter last year and 28 percent in the immediately preceding quarter. The Company believes this decline is primarily a result of sales volumes being lower than originally planned, along with changes in product mix and shifts in sales channels. The causes of lower-than-anticipated sales volumes include customer decision-making cycles being lengthened due to an increase in the number of available software, disk or tape-based storage alternatives being evaluated, general economic uncertainties and customer resource constraints due to the interpretation of new regulatory compliance and internal financial control requirements.
    Sales of Intelligent Storage Solutions(TM) (ISS products), which include elements of ADIC connectivity and software technology and are sold through branded and OEM sales channels, grew to 40 percent of revenue from 33 percent in the third quarter last year and 38 percent in the preceding quarter. The Company believes that, at constant sales levels, an increasing proportion of ISS sales, whether sold on a branded or OEM basis, will typically increase gross margins as a percentage of sales. During each of the past two quarters, this effect has been more than offset by sequential declines in sales levels.
    OEM sales to partners, including Dell, Fujitsu-Siemens, HP, IBM and Sun, were approximately 48 percent of total sales versus 49 percent in the third quarter of fiscal 2003 and 47 percent in the second quarter of fiscal 2004.
    Operating expenses rose 8.7 percent from the same quarter last year and approximately one-half percent sequentially. All of the year-over-year expense growth is attributable to increases in sales and marketing expenses. Other income was $716 thousand for the quarter, primarily including interest on the Company's cash balances and foreign currency gains.
    The provision for income taxes for the quarter is a tax benefit of $1.3 million reflecting our reduced pre-tax income for the first nine-months and expectations for the fiscal year. Lower pre-tax income results in a lower anticipated effective tax rate as tax credits and non-taxable items represent a larger proportion of income.

    About ADIC

    Advanced Digital Information Corporation (Nasdaq:ADIC) is a leading provider of Intelligent Storage Solutions(TM) to the open systems marketplace. ADIC is the world's largest supplier of automated tape systems using the drive technologies most often employed for backing up open system, client-server networks.(1) The Company's data management software, storage networking appliances, and disk-to-tape data protection solutions provide IT managers innovative tools for storing, managing and protecting their most valuable digital assets in a variety of disk and tape environments. ADIC storage products are available through a worldwide sales force and a global network of resellers and OEMs, including Cray, Dell, EMC, Fujitsu-Siemens, HP, IBM and Sun. Further information about ADIC is available at www.adic.com.

    (1) IDC 2001 worldwide revenue and unit market share data for all automated systems using DLT, SDLT, LTO, 8mm or AIT drives, and Gartner Dataquest, Tape Automation Systems Market Shares, 2003, F. Yale, April 2004. ADIC and Scalar are registered trademarks and Intelligent Storage is a trademark of Advanced Digital Information Corporation. All other trade or service marks mentioned in this document should be considered the property of their respective owners.

    This release contains forward-looking statements relating to the Company's future products and services and future operating results that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The words "expect", "anticipate", and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include general economic trends, purchase deferrals by customers, acceptance of new products, success of new sales channels, technical competition or obsolescence, supply constraints, changes in market pricing and production problems. Reference is made to the Company's Annual Report on Form 10-K for the year ended October 31, 2003 for a more detailed description of factors that could affect the Company's actual results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

    Conference Call

    There will be a conference call to discuss third quarter results as well as estimates for the fourth quarter of fiscal 2004 and fiscal 2005 outlook at 1:30 p.m. PT (4:30 p.m. ET) on August 12, 2004. The call can be accessed live on our website at www.adic.com/ir.


               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except for per share amounts)
                              (Unaudited)

                               Three Months Ended  Nine Months Ended
                                     July 31,            July 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------
Net sales                      $110,034  $108,259  $339,406  $305,997

Cost of sales                    80,387    75,683   244,115   210,651
                               --------- --------- --------- ---------

Gross profit                     29,647    32,576    95,291    95,346

Sales and marketing              17,522    14,355    48,939    42,012

General and administrative        5,823     5,948    18,107    18,095

Research and development          9,565     9,986    28,265    30,257
                               --------- --------- --------- ---------

Operating profit (loss)          (3,263)    2,287       (20)    4,982

Other income, net                   716     1,330     2,381     4,935
                               --------- --------- --------- ---------

Income (loss) before provision
 (benefit) for income taxes      (2,547)    3,617     2,361     9,917

Provision (benefit) for income
 taxes                           (1,264)      982        44     3,177
                               --------- --------- --------- ---------

Net income (loss)               $(1,283)   $2,635    $2,317    $6,740
                               ========= ========= ========= =========

Basic net income (loss) per
 share                           $(0.02)    $0.04     $0.04     $0.11
                               ========= ========= ========= =========

Diluted net income (loss) per
 share                           $(0.02)    $0.04     $0.04     $0.11
                               ========= ========= ========= =========

Shares used in computing basic
 net income (loss) per share     64,235    62,657    64,135    62,291
                               ========= ========= ========= =========

Shares used in computing
 diluted net income (loss)
 per share                       64,235    63,681    65,040    63,148
                               ========= ========= ========= =========

               ADVANCED DIGITAL INFORMATION CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (Unaudited)

                                                July 31,   October 31,
                                                  2004         2003
                                               ----------  -----------

                    ASSETS

Current assets:
   Cash and cash equivalents                    $224,594     $180,401
   Accounts receivable, net                       86,917      100,391
   Inventories, net                               47,306       35,736
   Marketable securities                           1,000       20,788
   Assets held for sale                               --       12,384
   Other current assets                           24,797       21,514
                                               ----------  -----------
          Total current assets                   384,614      371,214

Property, plant and equipment, net                47,391       45,505
Service parts for maintenance, net                28,165       28,427
Investments                                        4,161        3,728
Other non-current assets                           4,029        4,298
                                               ----------  -----------
                                                $468,360     $453,172
                                               ==========  ===========


     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                             $109,431      $94,852
Deferred income taxes                              2,523        2,507
Long-term debt                                        --          967
Shareholders' equity                             356,406      354,846
                                               ----------  -----------
                                                $468,360     $453,172
                                               ==========  ===========

               ADVANCED DIGITAL INFORMATION CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (Unaudited)

                                                     Nine Months Ended
                                                          July 31,
                                                   -------------------
                                                       2004      2003
                                                   --------- ---------

Cash flows from operating activities:
  Net income                                         $2,317    $6,740
  Adjustments to reconcile net income to net cash
   provided by operating activities:
      Depreciation and amortization                  18,235    16,625
      Bad debt expense                                   46       507
      Inventory obsolescence                          2,442     4,298
      Gain on securities transactions                  (871)   (2,388)
      Deferred income taxes                             (36)     (144)
      Tax benefit from exercise of stock options      1,777     1,376
      Other                                              49        40
  Change in assets and liabilities:
      Accounts receivable                            13,135   (14,038)
      Inventories                                   (15,020)  (15,213)
      Other current assets                           (3,235)    9,339
      Service parts for maintenance                  (7,959)   (7,437)
      Current liabilities                            13,270    22,559
                                                   --------- ---------
Net cash provided by operating activities            24,150    22,264
                                                   --------- ---------
Cash flows from investing activities:
  Purchase of property, plant and equipment         (12,755)  (11,219)
  Proceeds from assets held for sale                 16,740        --
  Purchase of marketable securities                  (4,004)  (13,852)
  Proceeds from securities transactions              24,590    32,266
  Purchase of other investments                        (504)     (363)
  Purchase of intangible assets                        (200)       --
  Return of investment on other investments              71        --
                                                   --------- ---------
Net cash provided by investing activities            23,938     6,832
                                                   --------- ---------
Cash flows from financing activities:
  Repayment of bank lines of credit and long-term
   debt                                              (1,221)   (3,265)
  Proceeds from short-term borrowings                    --       781
  Repurchase of common stock                         (9,510)     (697)
  Proceeds from issuance of common stock for stock
   options, stock warrants and Stock Purchase Plan    6,551     3,782
                                                   --------- ---------
Net cash provided by (used in) financing activities  (4,180)      601
                                                   --------- ---------
Effect of exchange rate changes on cash                 285     1,241
                                                   --------- ---------
Net increase in cash and cash equivalents            44,193    30,938
Cash and cash equivalents at beginning of period    180,401   150,741
                                                   --------- ---------
Cash and cash equivalents at end of period         $224,594  $181,679
                                                   ========= =========

    CONTACT: ADIC
             Jon Gacek, Chief Financial Officer, 425-881-8004
             Stacie Timmermans, Investor Relations, 425-881-8004